Exhibit 99.1

Humanigen Appoints Robert Savage to Board of Directors

BRISBANE, Calif. – March 12, 2018 – Humanigen, Inc. (OTCQB: HGEN), a biopharmaceutical company pursuing cutting-edge science to develop its proprietary monoclonal antibodies for immunotherapy and oncology treatments, today announced the appointment of Robert G. Savage, MBA, to its board of directors.

“We are very excited to welcome Bob to our board of directors, where his vast leadership experience from the board room to the biopharmaceutical front lines will benefit Humanigen’s ongoing evolution into a company in the field of chimeric antigen receptor T cell (CAR-T) therapy,” said Cameron Durrant, M.D., chairman and chief executive officer of Humanigen. “Bob’s expertise will help guide us as we work to maximize the value of our portfolio of novel monoclonal antibodies, particularly for the potential to make CAR-T therapy safer, better and more routine.”

Mr. Savage is a seasoned executive with more than 40 years of experience in marketing, sales, drug development, operations and business development in the pharmaceutical and biotechnological industries. Moreover, Mr. Savage has served on 12 boards over two decades helping to guide companies and organizations, both public and private. He most recently served on the board of directors for Depomed and The Medicines Company.

He has led multinational groups to successfully execute on corporate strategies to develop, launch and market multiple pharmaceutical brands with sales exceeding $4 billion. Currently, Mr. Savage is the president, chief executive officer and chairman of Strategic Imagery, LLC. He served as group vice president and president, worldwide general therapeutics & inflammation business, at Pharmacia Corporation from 2002 until its acquisition by Pfizer. Prior to his work with Pharmacia, Mr. Savage held leadership positions at Johnson & Johnson, where he was the worldwide chairman of the pharmaceuticals group, with prior senior roles at Ortho-McNeil Pharmaceuticals and Hoffman La-Roche.

“I am delighted to join Humanigen at this exciting time as the company pursues new science in one of the hottest areas in biotech today and tries to solve the key unmet need of neurotoxicity associated with CAR-T,” Mr. Savage said. “At this pivotal stage, I look forward to adding to this high-performance team and contributing to the long-term human strategy that helps create value with the goal of ultimately improving patients’ health and lives.”

Mr. Savage earned his MBA in international marketing from Rutgers University in New Jersey. He received his BS in biology from Upsala College.

About Humanigen

Humanigen, Inc. is a biopharmaceutical company pursuing cutting-edge science to develop its proprietary monoclonal antibodies for immunotherapy and oncology treatments. Derived from the company’s Humaneered® platform, lenzilumab and ifabotuzumab are lead compounds in the portfolio of monoclonal antibodies with first-in-class mechanisms. Lenzilumab, which targets granulocyte-macrophage colony-stimulating factor (GM-CSF), is in development as a potential medicine to make chimeric antigen receptor T-cell (CAR-T) therapy safer and more effective, as well as a potential treatment for rare hematologic cancers such as chronic myelomonocytic leukemia (CMML) and juvenile myelomonocytic leukemia (JMML). Ifabotuzumab, which targets Ephrin type-A receptor 3 (EphA3), is being explored as a potential treatment for glioblastoma multiforme (GBM) and other deadly cancers, as well as a platform for creation of CAR-T and bispecific antibodies. For more information, visit www.humanigen.com.

1000 Marina Boulevard, Suite 250   |   Brisbane, CA 94005   |   Phone 650.243.3100   |   Fax 650.243.3260   |   www.humanigen.com

CONTACT:

Investors:
Cameron Durrant
650-243-3181
cdurrant@humanigen.com

Mike Cole
O: 949-259-4988
C: 949-444-1341
mike.cole@mzgroup.us

Media:
media@humanigen.com

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